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                                                                     EXHIBIT 2.1

                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS


        THIS AGREEMENT, dated as of December 17, 1997, is made by and among Landmark Theatre Corporation, a California corporation ("LTC") , Seven Gables Corporation, a California corporation ("Gables"), Parallax Theatre Systems, Inc., a California corporation ("Parallax"), San Francisco Landmark Theatre Corporation, a California corporation ("SFLTC"), and Wisconsin Repertory Cinemas, Inc., a California corporation ("Wisconsin") The Landmark Theater Group, a California corporation ("Group"), (LTC, Group, Gables, Parallax, SFLTC and Wisconsin are collectively and individually called "Seller"), Metromedia International Group, Inc., a Delaware corporation ("Metromedia"), and Silver Cinemas, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

        A. Seller is engaged in the ownership and operation of movie exhibition theaters. Seller's operation of the Theaters (as defined below) is referred to as the "Business".

        B. Seller desires to sell to Buyer, and Buyer desires to purchase, certain of Seller's assets upon the terms and conditions set forth herein.

                                   AGREEMENTS

        ACCORDINGLY, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereafter set forth, the parties hereto agree as follows:


SECTION 1.     PURCHASE OF ASSETS BY BUYER.

        1.1 Agreement to Sell. At the Closing, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties of Buyer in this Agreement, Seller hereby agrees to sell, grant, convey, transfer, assign and deliver unto Buyer the following assets (the "Assets"), free and clear of all liens, encumbrances, mortgages, pledges, claims, charges, security interests, restrictions and rights of others ("Liens"), with the exception of those liens, encumbrances, mortgages, pledges, claims, charges, security interests, restrictions and rights of others listed on
Schedule 1.1 attached hereto (the "Permitted Liens"), such sale and transfer to be evidenced by documents reasonably satisfactory to Buyer in form and substance:

               (a) All owned furniture, fixtures, machinery, equipment, computers (including both hardware and software) and other assets used in connection with the operation of the theaters as listed in Schedule 1.1(a) attached hereto (the "Theaters").

               (b) All inventory of Seller related to the Theaters on the Closing Date;

               (c) All inventory in the hands of suppliers for which Seller is committed with respect to the Theaters as of the date hereof or the Closing Date, as listed on Schedule 1.1(c) attached hereto;


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               (d) Leaseholds (including without limitation, to the extent leased by Seller, land, buildings, structures, fixtures, appurtenances and improvements) relating to the Theaters, including without limitation the leases relating to real property listed on Schedule 1.1(d) (the "Leases") and the fee property (including without limitation buildings, structures, fixtures, appurtenances and improvements) relating to the Theaters listed on Schedule 1.1(d)(i) (the "Fee Property");

               (e) Certain contracts, trade names and equipment leases to which Seller is a party listed on Schedule 1.1(e) attached hereto;

               (f) The current assets of Seller as set forth on the balance sheet attached hereto as Schedule 1.1(f), including without limitation, any security deposits transferred to Buyer under the Leases; and

               (g) The name "Landmark Theatre Corporation" and the tradename "Landmark".


        1.2 All Assets Relating to the Theaters. The Assets are intended to and shall constitute all of the business assets of Seller used in connection with the operation of the Theaters, with the exception of those assets of Seller listed on Schedule 1.2 attached hereto (the "Excluded Assets").

        1.3 Agreement to Purchase. At the Closing, the Buyer hereby agrees to purchase from the Seller, upon the terms and subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Seller in this Agreement, the Assets. As consideration therefor, the Buyer shall pay to the Seller the Purchase Price for the Assets.


SECTION 2.     PRICE AND TERMS.

        2.1 Purchase Price. (a) Buyer shall deliver to Seller, as and for the purchase price of the Assets, consideration of Sixty Two Million Four Hundred Seventy Two Thousand Dollars ($62,472,000), as adjusted pursuant to Section 2.1.(b) below and elsewhere herein (the "Purchase Price"), payable by a wire transfer of immediately available funds to an account designated in writing by Seller at least two days prior to the Closing Date.

               (b) As promptly as possible after the Closing Date, Buyer shall prepare a Closing Date balance sheet mutually agreeable to Buyer and Metromedia (the "Final Balance Sheet") reflecting the combined Assets and Assumed Liabilities (and accruing pro rata amounts including employment obligations). In the event that Metromedia and Buyer are unable to agree upon a Final Balance Sheet within thirty (30) days following delivery of a balance sheet, Buyer and Metromedia shall employ a "Big Six" accounting firm, selected mutually by Metromedia and Buyer, to resolve such dispute. If the Final Balance Sheet indicates that current assets, excluding cash, less current liabilities exceeds the corresponding number set forth in Schedule 1.1(f), then Buyer shall pay to Metromedia the difference between such numbers within five (5) working days of receipt of the Final Balance Sheet. If the Final Balance Sheet indicates that current assets,


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including without limitation any security deposits transferred to Buyer under the Leases, less current liabilities are less than the corresponding number set forth in Schedule 1.1(f), then Metromedia shall pay to Buyer the difference between such numbers within five (5) working days of receipt of the Final Balance Sheet. The Final Balance Sheet will not reflect as a liability any liability for wages, overtime, severance pay, pay in lieu of notice, or vacation time with respect to employees of Seller not hired by Buyer since Seller will pay all such costs at or prior to Closing. In order to prepare the Final Balance Sheet, Buyer shall engage certain employees of Seller listed on Schedule 2.1(b) (the "Transition Employees") from the Closing Date for a period of up to six weeks from the Closing Date (or for a longer time period, if deemed necessary by Buyer to complete the Final Balance Sheet) (the "Transition Period"). Seller and Metromedia agree that they shall cooperate with Buyer and the Transition Employees in making all books and records available to Buyer and the Transition Employees as necessary to prepare the Final Balance Sheet.

        2.2 Liabilities Assumed. (a) Except for the Assumed Liabilities expressly specified in Section 2.2(b), Buyer has not agreed to pay, shall not be required to assume and shall have no liability or obligation with respect to, any liability or obligation, direct or indirect, absolute or contingent, known or unknown, matured or unmatured, of Seller, any subsidiary or affiliate of Seller or any other person, whether arising out of occurrence prior to, at or after the date hereof (the "Excluded Liabilities"). Excluded Liabilities shall include, without limitation, (i) all fees and expenses incurred by Seller or any of its affiliates or subsidiaries, in connection with this Agreement; (ii) any liability or obligation to or in respect of any employees or former employees of Seller related to their employment or accruing prior to the Closing or as a result of their termination by Seller including without limitation (w) wages, overtime, severance pay, pay in lieu of notice, accrued vacation time earned or accrued prior to the Closing or as a result thereof, other than any accrued paid vacation days and sick pay for any employees of Seller whom Buyer agrees to employ ("Employee Costs"), (x) any employment agreement, whether or not written, between Seller and any person, (y) any liability under any Employee Plan (defined to include any employee benefit plan, ?Employee Benefit Plan,? as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ?ERISA,? and all other benefit arrangements that are not Employee Benefit Plans, including, but not limited to any employment or consulting agreement, any arrangement providing insurance benefits, any incentive bonus or deferred bonus arrangement, any arrangement providing termination allowance, severance or similar benefits, any equity compensation plan, any deferred compensation plan, and any compensation policy or practice, ?Benefit Arrangement,? (i) which are maintained, contributed to or required to be contributed to by Seller or any entity that, together with Seller as of the relevant measuring date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code, ?ERISA Affiliate,? or under which Seller or any ERISA Affiliate may incur any liability, and (ii) which cover the employees, former employees, directors or former directors of Seller or any ERISA Affiliate) at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any


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liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan and (z) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date; (iii) any liability or obligation of Parent or Seller in respect of any Tax; or (iv) any liability arising out of occurrences or omissions prior to the Closing. For purposes of this Agreement "Tax" means any of the Taxes, and "Taxes" means all federal, state, local and foreign income, capital gains, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, withholding, employment, payroll, transfer, conveyance, documentary, stamp, property, excise, value added, customs duties, minimum taxes, and any other taxes, levies or assessments of any kind whatsoever, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by any federal, state, local or foreign governments.

        (b) The "Assumed Liabilities" are the following, which Buyer will assume at Closing:

               (i)    Capital leases listed on Schedule 2.2.1;

               (ii) Operating leases related to Theaters and Theater equipment listed on Schedule 2.2.2;

               (iii)  All liabilities of the Seller under contracts listed on
                      Schedule 2.2.3 with respect to events occurring after the Closing Date;

               (iv) All current liabilities set forth on the balance sheet attached as Schedule 1.1(f);

               (v) All accrued paid vacation days and sick pay set forth on the Schedule delivered pursuant to Section 5.14 hereof for any employees of Seller who become employees of Buyer;

               (vi) That certain promissory note dated December 30, 1996 in the original principal amount of $330,000 made by Gables in favor of Chao Tsan Ting and Mei-Hwa Ting, which note is secured by a deed of trust dated as of the same date; provided that Gables shall make the payment due under such note on January 6, 1998 and Buyer shall have no liability or responsibility for such payment.

        (c) Except as otherwise provided herein, to the extent that Buyer hires any employees of Seller, Buyer will thereafter be responsible for any termination and severance obligations it may have with respect to such employees including without limitation (a) any and all claims against Seller asserted by or on behalf of former employees of Seller who commence employment with Buyer on the Closing Date to the extent such claims are based upon or arise from terms and conditions of employment after the Closing Date or the termination of such post-Closing employment; (b) any and all claims asserted by or on behalf of any former employee of Seller who does not commence employment with Buyer on the Closing Date but who is employed by Buyer at any time following the Closing Date relating to such employee's terms and conditions of employment after the Closing Date or the termination of such post-Closing employment and (c) any and all liability for the obligation to provide notice under the Worker Adjustment and Retraining


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Notification Act of 1988 (?WARN?) with respect to any ?plant closing? or ?mass layoff,? as those terms are defined in WARN, for employment losses occurring on the Closing Date caused by Buyer?s failure to offer employment to any employee of the Seller; and

        (d) Buyer and Seller may supplement the list of Assumed Liabilities to include any liability of Seller incurred at Buyer's direction, so long as such direction is in writing specifically indicating that it is delivered pursuant to this Section 2.2(e)

        2.3 Documents of Sale and Conveyance. The sale, conveyance, assignment, transfer and delivery of the Assets shall be effected by delivery by Seller to Buyer of (i) a duly executed bill of sale in substantially the form of Exhibit "A" attached hereto (the "Bill of Sale"), (ii) Lease Assignments in recordable form in substantially the form of Exhibit "B" attached hereto with respect to Leases already of record (collectively, the "Lease Assignments"), (iii) grant deeds in recordable form with respect to the Fee Property (collectively, the "Grant Deeds"), and (iv) such other good and sufficient instruments of conveyance and transfer listed on Schedule 2.3 attached hereto as shall be reasonably necessary to vest in Buyer good, valid and indefeasible title to the Assets (collectively, the "Other Instruments"). In addition, in the event that Buyer prepares the assignments of trademarks and tradenames in form suitable for recording in the Patent and Trademark Office with respect to registered trademarks and tradenames, Seller shall execute such documents.

        2.4 Bulk Sales; Sales and Transfer Taxes. Buyer and Seller have agreed not to comply with the bulk transfer provisions of the bulk sales law of any state (collectively the "Bulk Transfer Law"). Seller agrees to indemnify Buyer for any damages, costs, expenses or liabilities asserted against, imposed upon or resulting from any failure to comply with the Bulk Transfer Law. Buyer shall have no liability for any federal, state or local tax liabilities of Seller, including any sales tax or title transfer fee attributable to the sale of Assets contemplated herein. Any sales, use or similar transfer taxes, and any transfer, recording or similar fees and charges arising in connection with the transfer of the Assets from Seller to Buyer shall be borne by the Seller.

        2.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with the allocations set forth in Schedule 2.5 to be agreed upon by Buyer and Seller at Closing. Such allocations shall be conclusive and binding on both Buyer and Seller for purposes of their federal and, where applicable, state and local income and transfer tax returns. Buyer and Seller hereby agree not to take positions on any tax return inconsistent with such allocation. Buyer and Seller shall prepare and timely file all such reports and returns as may be required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") to report such allocation.

        2.6 Real Estate Taxes. To the extent payable by tenant, real estate taxes and assessments relating to the real estate subject to the Leases for the calendar year of closing shall be prorated between Seller and Buyer as of the Closing Date. If the amount of such taxes for the year of closing are not yet available, the proration shall be based upon the amount of such taxes for the previous year. Upon issuance of the actual tax bills for the year of closing, the parties agree to recompute the proration based upon the actual tax bills, and any amount determined to be owing by one party to the other shall be paid by such party to the other, which obligation shall survive the Closing hereunder.

        2.7 Proration of Lease Payments, Taxes, Utility Charges, Film Rental and Other


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Payments. To the extent not reflected on Schedule 1.1(f), in any case where the
Closing Date shall fall on a date other than the date on which payments are due with respect to (i) any Leases or (ii) utility or similar regular periodic charges respecting the Assets for which a final billing has not been received by Seller, any installment of rental payments and any such utility or similar charge payable with respect to the current period in which the Closing Date occurs shall be prorated between Seller and Buyer on the basis of the actual number of days elapsed from the first day of such period to the Closing Date. In the event that actual common area maintenance or similar charges in connection with any Leases for the year of Closing are not available at the Closing Date, an estimated provisional proration of such charges shall be made using figures for common area maintenance or similar charges from the preceding year. When actual figures for such charges become available, a corrected and definitive proration of such charges shall be promptly made. In the event that such charges for the year of Closing exceed the amount estimated in such provisional proration, Seller shall pay Buyer its pro rata share of the amount by which the actual charges exceeded the estimated charges. Similarly, in the event that such charges from the year of Closing are less than the amount estimated in such provisional proration, Buyer shall pay Seller its pro rata share of the amount by which the estimated charges exceeded the actual charges. Film rental payments made to the licensors of the films shall be prorated by Sellers and Buyers as of the Closing Date as soon as the amount of the actual film rental settlement amounts are paid by the Seller or Buyer, as the case may be, to the licensors; provided, however, that such settlement shall occur within 60 days after the Closing Date.

        2.8 "Phase I" Environmental Surveys. Seller will reimburse Buyer for fifty percent (50%) of the cost of obtaining a written "Phase I" environmental survey conducted with respect to the Fee Property. Such Property together with the property underlying any Lease is individually and collectively referred to herein as the "Land".

        2.9 ADA Survey. Seller has furnished Buyer with complete copies of all written reports or accessibility surveys in its possession concerning compliance with the Americans with Disabilities Act of 1990, as amended ("ADA").

        2.10 Sales Use and Transfer Tax. Should any sales or use tax be payable in connection with the sale of assets to be sold by Seller to Buyer pursuant to this Agreement or should any transfer or similar tax be applicable to any lease assignment herein contemplated, such sales, use or transfer tax shall be paid by Seller. The parties shall cooperate in the reporting and settlement of such taxes.

        2.11 Title Policies. At or prior to Closing, Seller shall deliver to Buyer ALTA owner's title policies covering up to ten (10) Theaters, subject only to those exceptions acceptable to Buyer (the "Title Policies") and Buyer shall reimburse Seller fifty percent (50%) of the costs of the Title Policies.

        2.12 Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Latham & Watkins, New York Office as promptly as possible after all conditions to Closing have been satisfied (the "Closing Date") or at such other location or date as the parties may agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date".

               (a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer (unless delivered previously), the following (the "Closing Documents"):


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                      1. the Bill of Sale;

                      2. the Lease Assignments;

                      3. the Grant Deeds;

                      4. the Other Instruments;

                      5. the officers' certificates referred to in Sections 6.1,
                6.2 and 6.3 hereof;

                      6. the opinion of counsel referred to in Section 6.4
                hereof;

                      7. any consents referred to in Section 5.3 hereof;

                      8. all warranty records, sales literature, licensing
                records, service and parts records, and including all other existing records relating to Seller's business at the Theaters;

                      9. the documents referred to in Section 6.8 hereof;

                      10. the documents referred to in Section 6.10 hereof;

                      11. the Title Policies; and

                      12. all other previously undelivered documents,
                instruments and writings required to be delivered by Seller to Buyer at or prior to the Closing pursuant to this Agreement.

                (b) Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

                      1. the wire transfer of an amount equal to the Purchase
                Price;

                      2. the officer's certificates referred to in Sections 7.1,
                7.2 and 7.3 hereof; and

                      3. all other previously undelivered documents, instruments and writings required to be delivered by Buyer to Seller at or prior to the Closing.

SECTION 3.     REPRESENTATIONS AND WARRANTIES BY SELLER.

        Seller represents and warrants the following:

        3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. Seller has no subsidiaries or equity interests in other entities except


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as set forth on Schedule 3.1. Seller is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for such failures to be so qualified as would not, in the aggregate, have a material adverse effect on Seller's business or financial condition, the Business, any Theater or on Seller's ability to consummate the transactions contemplated by this Agreement ( each a "Seller Material Adverse Effect"). Seller has delivered to Buyer true and complete copies of the Seller's Articles of Incorporation and all amendments thereto, certified by the Secretary of State of California, and the bylaws of Seller as presently in effect, certified as true and correct by Seller's Secretary. Each Seller is a wholly-owned subsidiary of Landmark Theatre Group, a California corporation ("Landmark").


        3.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and any instruments and agreements contemplated herein required to be executed and delivered by it pursuant to this Agreement, including, without limitation, the Bill of Sale, the Grant Deeds, the Lease Assignments and the Other Instruments (collectively, the "Related Instruments") and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Seller, and no other corporate act or proceeding on the part of the Seller is necessary to authorize the execution and delivery of this Agreement or the Related Instruments or to consummate the transactions contemplated hereby or thereby. This Agreement is, and each of the Related Instruments, when executed and delivered by Seller at the Closing, will be, a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and to general principles of equity, whether considered in a proceeding in equity or at law.

        3.3 No Violation. Subject to receipt of the consents and approvals listed on Schedule 3.20 and described in Sections 6.7, 6.8 and 5.3 and except as set forth in Schedule 3.3, neither the execution and delivery by Seller of this Agreement nor any of the Related Instruments, nor the consummation by Seller of the transactions contemplated hereby or thereby, will violate any provision of Seller's (i) Articles of Incorporation or Bylaws, (ii)(a) violate, conflict with or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or (b) result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of, any liability or obligation pursuant to, under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction to which Seller is a party or to which any of the Assets may be subject, (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority applicable to Seller, or (iv) result in the creation or imposition of any Lien upon any of the Assets except, in the case of clauses (ii) and (iii), for violations, conflicts, defaults, terminations and accelerations which would not, in the aggregate, have a Seller Material Adverse Effect.

        3.4 No Brokerage Commission. Seller has not employed any broker, agent or finder in connection with any transaction contemplated by this Agreement and hereby indemnifies Buyer against any liability for a brokerage commission or finders fee or any description incurred by Seller with respect to any transaction contemplated by this Agreement.

        3.5 No Undisclosed Liabilities. There are no liabilities or obligations of Seller relating to the Theaters or any of the Assets, whether accrued, absolute, contingent or otherwise, except those specifically described in the exhibits and schedules attached hereto and those incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date. Since January 1, 1997, there has been no event or occurrence which has had or could reasonably be


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expected to have a Seller Material Adverse Effect.

        3.6 Title to Property; Encumbrances. Seller has good and marketable title to all the Assets. All Assets are free and clear of all Liens except Permitted Liens. The Assets are in operating condition and repair, subject to ordinary wear and tear, and are fit and usable for the purposes for which they are being put. Except as set forth on Schedule 3.6, there are no material repairs or maintenance required in connection with any Theater.

        3.7 Contracts. Attached hereto as Schedule 3.7 is a listing of the following contracts, understandings, commitments and agreement to which Seller is a party or is bound related to the Business or the Theaters (the "Contracts"), copies of which have been provided through due diligence:

               (a) All oral or written contracts, understandings or commitments which are listed on Schedule 1.1(e), whether in the ordinary course of business or not, involving a present or future obligation of any party in an amount or value in excess of Fifteen Thousand Dollars ($15,000.00) each;

               (b) All Employee Benefit Plans and Benefit Arrangements;

               (c) All collective bargaining agreements or other contracts or commitments (whether written or oral) to or with any labor union, employee representative or group of employees; and

               (d) All employment contracts, and all other contracts, agreements or commitments (whether written or oral) to or with individual employees for a period in excess of thirty (30) days or for a renumeration which exceeds or will exceed in accordance with present commitments, $20,000.00 per annum, identifying the individual and his or her position.

There has not been any default in any obligation to be performed by Seller under any Contract which default has had or could reasonably be expected to have a Seller Material Adverse Effect, and Seller has not waived any right under any such contract, commitment or agreement, so as to have a Seller Material Adverse Effect. Copies of all such written contracts and written summaries of all such oral contracts will be furnished or made available to Buyer within at least fifteen (15) days of the date hereof.

        3.8 Assets Necessary to Business. The Assets constitute all of the assets, properties, licenses, real and personal property leases, permits, consents and other agreements which are presently being used or are reasonably related to the business and operations of the Business as presently conducted, except for the Excluded Assets.

        3.9 Litigation. Except as set forth on Schedule 3.9 and Schedule 3.16, there is no pending or, to Seller's knowledge, threatened litigation, arbitration, proceeding or governmental investigation or inquiry, nor, to Seller's knowledge, is there any basis therefor, affecting the Theaters, the Assets or the transactions contemplated hereby in any court or before any arbitration panel of any kind or before any governmental body. Except as set forth in Schedule 3.9, there is no outstanding order, judgment or award of which Seller has received notice by any court, arbitrator or governmental body against or affecting the Theaters, the Business or the Assets.


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        3.10 Insurance. Seller now has and has had in full force and effect since the opening of the Theaters fire, liability, workers' compensation, personal injury, property damage to third parties and other insurance covering operations at the Theaters as set forth in Schedule 3.10 attached hereto, in amounts and against such losses and risks as are therein set out, and valid policies for such insurance as is shown to be in effect on the date of this Agreement will be outstanding and duly in force on the Closing Date. Such policies are sufficient for compliance in all material respects with all requirements of law and all agreements with respect to the operation of Seller's business at the Theaters; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the Assets and the operations of Seller's business at the Theaters; and the coverage provided thereby, with respect to any act or event occurring on or prior to the Closing Date, will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. True and complete copies of all policies of insurance now in effect have been furnished to or made available to Buyer except for umbrella policies of Metromedia.

        3.11 Inventory. The inventory of Seller on the Closing Date will consist of items substantially all of which were and will be of the usual quality and quantity used in the ordinary course of business at the Theaters and reasonably expected to be usable or saleable within a reasonable period of time in the ordinary course of business, except items of inventory which have been written down to realizable market value or written off completely, and damaged, broken or spoiled items in an amount which does not materially affect the value of the inventory as a whole. With respect to inventory in the hands of suppliers for which Seller is committed as of the date hereof or the Closing Date, such inventory is described in Schedule 1.1(c) and is reasonably expected to be usable in the ordinary course of business as presently being conducted.

        3.12 Improvements, Furniture, Fixtures, Machinery and Equipment. Set forth on Schedule 1.1(a) are lists as of the date hereof and as of the Closing Date of each item of improvements (excluding the Theater building itself), machinery, furniture, fixtures and equipment owned by Seller or the applicable landlord located at the Theaters.

        3.13 Equipment Leased by Seller. Schedule 1.1(e) attached hereto contains a complete and accurate list of all equipment leases to which Seller is a lessee, including a description of the equipment, the name and address of each lessor, the expiration date of each lease, the monthly rent and any additional rent payable under such lease and whether the consent of the lessor is required for the consummation of the transaction contemplated. Unless otherwise indicated on Schedule 1.1(e), each such lease may be cancelled on not more than ninety
(90) days notice. Copies of all such leases have been furnished to or made available to Buyer. Seller is not in default under any such lease, and there is not, under any such lease, any event of default or event which, with notice and/or lapse of time, would constitute a default by Seller or, to its knowledge, any party to such lease, in each case which could have a Seller Material Adverse Effect.

        3.14   Real Property.

               (a) Schedule 1.1(d) includes a complete and accurate list of all real property leases related to the Theaters, including the address of each property, together with the name and address of each landlord, the expiration date of each lease, the monthly rent, common area maintenance costs, real estate tax charges and any other amounts due under the Leases (as adjusted from time to time pursuant to the terms of the Leases) and whether the consent of any other party is required to consummate the transactions contemplated hereby. True and correct copies of such leases and any amendments thereto have been made available to Buyer. The Leases are valid and binding obligations of the parties thereto and are in full force and effect. Seller has not received written notice nor to its knowledge is Seller or any other party in default under any such Lease, and there is not, under any such Lease, any event of default or event which, with notice and/or lapse of time, would constitute a default by Seller or, to its knowledge, any other party to such Lease, except as set forth on Schedule 3.14. Seller has no knowledge of any pending or threatened action or proceeding which could result in a modification or termination of the zoning applicable to the real property subject to the Leases. Seller has not received written notice that any of the real property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without compensation therefor, nor to Seller's knowledge has any such condemnation, expiration or taking been proposed.

               (b) Schedule 1.1(d)(i) includes a complete and accurate list of all real property related to the Theaters owned in fee by Seller, including the address of each property. Seller has no knowledge of any pending or threatened action or proceeding which could result in a modification or termination of the zoning applicable to the Fee Property. Seller transfers the Fee Property to Buyer free and clear of any restrictions which would materially affect the use for which they are held by Seller. Seller has not received written notice that any of the Fee Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without compensation therefor, nor to Seller's knowledge has any such condemnation, expiration or taking been proposed.

        3.15 Employees. Schedule 3.15 contains a list of all employees of Seller at the Theaters, together with their job titles, amount of compensation, fringe benefits and date of employment.

        3.16   Compliance with Laws; Environmental Matters.

               (a) For the purposes of this Agreement, the term "Environmental Laws" shall mean all applicable federal, state and local environmental protection, or other similar laws, ordinances, licenses, rules, regulations and permit conditions, including but not limited to the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know or other applicable U.S. or Canadian federal, state, province, or local laws of similar effect, each as amended as of the Closing Date, and the term "Hazardous Materials" shall mean any hazardous or toxic substances, wastes or materials, including without limitation petroleum or petroleum products, defined as such or governed by any applicable Environmental Law.

               (b) Except as set forth on Schedule 3.16, (i) Seller is in, and to Seller's knowledge, the Theaters have been maintained in, material compliance with the terms and conditions of all Environmental Laws and all other laws, ordinances, rules and regulations and has obtained all material permits required to be obtained pursuant to all Environmental Laws; (ii) no asbestos in a friable condition or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks is contained in or located at any Theater as of the Closing Date; (iii) Seller has fully disclosed all known material past and present non-compliance with Environmental Laws, and all known past discharges, emissions, leaking or releases of Hazardous Substances known to Seller; and (iv) Seller has not received written notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that are alleged to form the basis of any claim, action, suit, proceeding, hearing or investigation under any Environmental Laws; provided, however, that clauses (i) through (iv) only address those matters that would have a Seller Material Adverse Effect.

        3.17   Taxes.

               (a) All (i) material tax returns required to be filed by or on behalf of Seller have been filed with respect to all taxes of any kind, (ii) taxes shown to have been due pursuant to such returns have been paid and (iii) all other taxes for which a notice of assessment or demand for payment has been received have been paid.

               (b) All tax returns filed by or on behalf of Seller have been prepared in accordance with all applicable laws and requirements, are correct and complete and accurately reflect the taxable income (or other measure of tax) of the entity filing the return in all material respects.

               (c) Except as set forth on Schedule 3.17, there are no tax Liens upon any of the Assets, except Liens with respect to real and personal property taxes not yet delinquent, and Seller is not aware of any audit or other proceeding or investigation, or of any position taken on a tax return of Seller which could give rise to a Lien upon any Assets.

               (d) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against Seller, nor are there any actions, suits, proceedings, investigations or claims now pending against Seller regarding any tax or assessment or any matter under audit by or discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority.

   3.18 Employee Benefit Plans - ERISA. Except as set forth on Schedule 3.18:

               (a) With respect to any Employee Benefit Plan that is subject to regulation under Title IV of ERISA ( other than a multiemployer plan, as defined in ERISA Section 3(37), ?Multiemployer Plan?), no Pension Plan has been terminated so as to subject, directly or indirectly, any assets of Seller or its ERISA Affiliates to any liability, contingent or otherwise, or the imposition of any liens under Title IV of ERISA.

               (b) With respect to any Multiemployer Plan maintained, contributed to or with respect to which Seller or any ERISA Affiliate has or had an obligation to contribute:

                      (A) Neither Seller nor any ERISA Affiliate has withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability to Seller or any ERISA Affiliate which has not been fully paid.

                      (B) To Seller's knowledge, with respect to each Multiemployer Plan: no such plan has been terminated or has been in reorganization under ERISA so as to result in any material liability to Seller or any ERISA Affiliate under Title IV of ERISA and no proceeding has been initiated by any person (including the PBGC) to terminate any such plan.

               (c) Neither Seller nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Pension Plan or Multiemployer Plan.

               (d) With respect to all group health plans, within the meaning of
Section 5000(b)(1) of the Code, maintained by Seller and its ERISA Affiliates for the benefit of the employees, former employees and beneficiaries of such employees and former employees, Seller and its ERISA Affiliates have complied in all material respects with the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

        3.19 Books and Records and Financial Statements. Seller maintains its books, records and accounts, including without limitation, those kept for financial reporting purposes and tax purposes, with respect to the Theaters in sufficient detail to reflect accurately and fairly the transactions and dispositions of its assets and liabilities at the Theaters. All financial statements delivered to Buyer present fairly the financial condition of the Seller and the results of their operation at the Theaters. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

        3.20 Consents. Except as set forth on Schedule 3.20, other than the consent of the lessors under the Leases or any personal property lease and other than filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, license, permit or authorization or order of or with any court, governmental body or other person or entity is required in connection with the execution and delivery of this Agreement by Seller or the consummation of the transaction contemplated herein.

        3.21 Full Disclosure. No representation or warranty of Seller made in this Agreement (including the schedules, exhibits and other documents delivered pursuant to this Agreement), or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact which affects the Assets of Seller, or Seller's title to the Assets or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances when made. Each of the schedules attached hereto is a true, complete and accurate list or description, as appropriate, of the items purported to be listed or described thereon.

        3.22 Financial Statements. Seller has delivered to Buyer the consolidated balance sheet, statement of income and statements of cash flows of Landmark, at and for the fiscal years ended March 31, 1995 and 1996, the nine months ended December 31, 1996 and the nine months ended September 30, 1997 (the "Unaudited Financials"). Such Unaudited Financials are in accordance with the books and records of Landmark and Seller, fairly present the consolidated financial position, results of operations and cash flows of Landmark in accordance with generally accepted accounting principles ("GAAP") on a consistent basis, except for the absence of footnotes and subject to year-end adjustments not material in effect and consistent with prior years' adjustments.

        3.23 Intellectual Property. Schedule 3.23 sets forth a list of all registered and unregistered trademarks, copyrights, tradenames, service marks, and all applications for any of the foregoing, used in the operation of the Business ("Intellectual Property"). Except as set forth on Schedule 3.23, Seller owns or is licensed to or otherwise has the right to use all such Intellectual Property, free and clear of all Liens. Seller has not received any written notice of any claim of infringement with respect to such Intellectual Property, and to Seller's knowledge there is no basis for any such claim.

        3.24 No Material Changes. Since March 31, 1997, the Theaters and the Business have been operated in the ordinary course, consistent with past practices, and there has not been any event which has had or could reasonably be expected to have a Seller Material Adverse Effect. In particular, except in the ordinary course of business, consistent with past practices, there has not been any sale or other disposition of material Assets or amendment, cancellation or termination of any material contract or agreement related to the Assets or the Business.


SECTION 4. REPRESENTATIONS AND WARRANTIES BY BUYER.

           Buyer represents and warrants the following;

        4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. Buyer is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for such failures to be so qualified as would not, in the aggregate, have a material adverse effect on Buyer's business or financial condition, the Business or on Buyer's ability to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect"). Buyer has delivered to Seller true and complete copies of the Buyer's Certificate of Incorporation and all amendments thereto, certified by the Secretary of State of Delaware, and the bylaws of Buyer as presently in effect, certified as true and correct by Buyer's Secretary.

        4.2 Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any instruments and agreements contemplated herein required to be executed and delivered by it pursuant to this Agreement, including, without limitation, the Lease Assignments and the Other Instruments (collectively, the "Related Instruments") and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Buyer, and no other corporate act or proceeding on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement or the Related Instruments or to consummate the transactions contemplated hereby or thereby. This Agreement is, and each of the Related Instruments, when executed and delivered by Seller at the Closing, will be, a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

        4.3 No Violation. Neither the execution and delivery by Buyer of this Agreement nor any of the Related Instruments, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will violate any provision of Buyer's (i) Articles of Incorporation or Bylaws, (ii)(a) violate, conflict with or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or (b) result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of, any liability or obligation pursuant to, under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction to which Buyer is a party or to which any of the Assets may be subject, (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority applicable to Buyer, or (iv) result in the creation or imposition of any Lien upon any of the Assets except, in the case of clauses (ii) and (iii) for violations, conflicts, defaults, terminations and accelerations which would not, in the aggregate, have a Buyer Material Adverse Effect.

        4.4 No Brokerage Commission. Buyer has not employed any broker, agent or finder in connection with any transaction contemplated by this Agreement and hereby indemnifies Seller against any liability for a brokerage commission or finders fee or any description incurred by Buyer with respect to any transaction contemplated by this Agreement.

SECTION 5. AGREEMENTS BY SELLER AND BUYER.

        5.1 Except to the extent waived or consented to in writing by Buyer, Seller agrees that pending the Closing:

        (a) Seller will operate the Business in the ordinary course, consistent with past practice, and use reasonable commercial efforts to keep the business of Seller at the Theaters intact (including without limitation (i) by proceeding with customary advertising and inventory purchases and (ii) by maintaining its relationships with film distributors consistent with past practice), to maintain, preserve and protect the property used to conduct the business at the Theaters, and to preserve the good will of suppliers and customers and others having business relations with it;

        (b) Seller will promptly notify Buyer of any lawsuits, proceedings, or to Seller's knowledge, governmental investigations which are threatened in writing or commenced against Seller, or the officers or directors of Seller between the date of this Agreement and the Closing Date which may adversely affect the Business or the transactions contemplated hereby, except routine personal injury litigation covered by Seller's insurance.

        (c) Seller shall not incur any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) with respect to the Theaters for which Buyer may be liable after the Closing, except for trade payables and other obligations incurred in the ordinary course of business consistent with past practices;

        (d) Seller shall not permit, allow or cause any of its properties or assets (tangible or intangible) at the Theaters to be subjected to any Lien other than Permitted Liens;

        (e) Seller shall not sell, transfer or otherwise dispose of any of its assets related to the Theaters (tangible or intangible) except in the ordinary course of business and consistent with past practices;

        (f) Seller shall not terminate or amend in any respect any material contract, lease, license or other agreement related to the Business or the Assets to which it is a party;

        (g) Seller shall maintain all insurance policies and coverage relating to the Assets; and

        (h) Except as a result of the Closing, which shall trigger a complete withdrawal as provided in Sections 3 and 4 of ERISA, Seller shall not agree, whether in writing or otherwise, to do any of the foregoing.

        5.2 Supplying of Information. Prior to Closing, Seller shall furnish to Buyer or its representatives complete and accurate information and access to facilities and personnel as Buyer may reasonably request in connection with any audit, review, investigation or examination of the books and records, accounts, contracts, properties, assets, operations and facilities of Seller.

        5.3 Notices and Consents. Subject to Section 6.8 hereof, Seller shall give all notices to third parties and obtain prior to the Closing all consents listed on Schedule 3.20 and the consents of the landlords under the Leases attached hereto or otherwise mutually agreed by Buyer and Seller to be required in connection with the consummation of the transactions contemplated hereby, including without limitation, the consent of each lessor of real or personal property leased by Seller included in the Assets to the assignment of Seller's interest under such lease to Buyer at the Closing to the extent required. All such consents shall be in writing and in form and substance reasonably satisfactory to Buyer and Buyer's counsel and executed counterparts thereof shall be delivered to Buyer promptly after receipt thereof by Seller but in no event later than the Closing. Buyer agrees to cooperate with Seller in obtaining such consents, including without limitation, by way of furnishing financial and other information as may reasonably be requested by any lessor or third party whose consent is needed. Buyer and Seller agree to prepare and file within ten
(10) days after the execution of this agreement the premerger notification required by the HSR Act and to provide such further information as may be requested by the Department of Justice or Federal Trade Commission in connection therewith.

        5.4    Employees.

               (a) On or prior to the Closing Date, Buyer shall advise Seller of those employees of Seller which Buyer intends to employ. Seller will do nothing to dissuade any of its employees from remaining in the employ of Buyer after the Closing Date, and Seller will be responsible for all severance and termination costs, with the exception of the Employee Costs.

               (b) Seller shall be solely responsible for all of the Employee Plans and all obligations and liabilities thereunder. Buyer shall not assume any of the Employee Plans or any obligation or liability thereunder.

        5.5 Other Transactions. Prior to the Closing, Seller shall not, nor shall Seller permit any of its officers, directors, stockholders or other representatives to, (i) directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any corporation, partnership, person, or other entity or group (other than Buyer and its representatives) concerning any merger, issuance or sale of securities, sale of substantial assets or similar transaction involving the Assets or the Business, or (ii) entertain or discuss any acquisition or proposals with respect to a substantial portion of the Assets arising either from parties who previously expressed an interest in the Assets or from any unsolicited sources.

        5.6 Casualty Loss. All risk of loss to the Assets shall remain upon the Seller prior to the Closing Date.

               (a) If prior to the Closing Date, the Assets located in those Theaters listed in Schedule 5.6 attached hereto (the "Critical Theaters") are damaged (excluding immaterial damage which does not interfere with the operation of the Theater) or destroyed by fire or other casualty and cannot be repaired to Buyer's reasonable satisfaction within 90 days, Buyer may (i) terminate this Agreement by written notice to the Seller or (ii) close. If Buyer elects to close despite said damage or destruction to the Critical Theaters, then Buyer may (i) postpone the Closing Date until such time as the Critical Theaters are repaired to Buyer's reasonable satisfaction or (ii) elect to close partially by buying all Assets except the Theater in question and closing on such Theater when it has been repaired to Buyer's reasonable satisfaction. In the event of a partial closing, the parties will follow the same provisions as set forth in
Section 5.6(b) below with regard to payment of a portion of the Purchase Price at Closing and escrow of a portion of the Purchase Price with respect to the Theater not purchased at the initial Closing.

               (b) If prior to the Closing Date, the Assets located in any Theaters other than the Critical Theaters are damaged or destroyed by fire or other casualty, Buyer shall withhold from the Purchase Price and deposit into escrow an amount equal to the twelve months cash flow prior to September 30, 1997 generated for such Theater multiplied by six ("Casualty Payment"). Unless and until Seller has repaired the damage to such Theater so that such Theater could be opened to the public, as reasonably acceptable to Buyer, the Casualty Payment shall remain escrowed; provided that the Casualty Payment shall be released to Buyer in the event that Seller is unable to satisfactorily repair such Theater within six (6) months from the date of such casualty.

        5.7 Discharge of Liens. Seller shall cause all Liens on any of the Assets (other than Permitted Liens or Liens not caused by Seller on the Land underlying a Leased Property) to be terminated or otherwise discharged at or prior to the Closing.

        5.8 No Proceeding or Litigation. Except as set forth on Schedule 3.9, There shall not be threatened, instituted or pending any suit, action, investigation, inquiry, injunction, writ or preliminary restraining order or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree which (a) seeks to restrain or prohibits the consummation of the transactions contemplated hereby or (b) could reasonably be expected to have a Seller Material Adverse Effect.

        5.9 Earthquake Reinforcements. Prior to Closing, Seller shall construct, to the reasonable satisfaction of Buyer, any improvements in connection with the Theaters known as the California Theater and the UC Berkeley Theater necessary to ensure that such Theaters comply with (a) all statutes, rules and regulations governing earthquake and seismic reinforcement and (b) all applicable requirements of the leases governing such Theaters. Alternatively, Seller may elect to reduce the Purchase Price by One Million Four Hundred Thousand Dollars ($1,400,000).

        5.10   [Intentionally Omitted]

        5.11 Parking Issues. From the Closing and through the third anniversary thereof, Buyer and Seller shall share equally the actual costs in connection with providing parking for the Theater known as the Metro Ten and Seller agrees to promptly reimburse Buyer for its share of such costs. Buyer acknowledges that Seller is currently involved in pending and/or threatened litigation concerning parking for the Metro Ten Theater. Seller acknowledges that, notwithstanding the next sentence, Seller will remain liable for all claims, costs, attorneys fees, expenses, judgments, settlements and damages relating to such litigation in connection with parking issues at the Metro Ten Theater. Buyer shall have the right to control such litigation and to defend, settle or take to trial any claims raised therein, all at Seller's expense. Buyer agrees to provide to Seller in writing a status report on the litigation (a) on a quarterly basis and
(b) upon the occurrence of any major development

        5.12 Construction of Theaters. Buyer and Seller agree that Buyer shall have the right, upon written notice to Seller, from and after the date of this Agreement through the Closing to supervise and take over the construction of the Theaters located in Waltham Massachusetts and St. Louis Missouri to ensure such construction complies (and Seller agrees to cause such Theaters to comply) in all material respects with all governmental requirements including, without limitation, zoning rules and regulations, building codes and the ADA. Buyer will pay for all changes it requires in excess of Seller's present construction budget which has been provided to Buyer, including any incidental costs related to Buyer's requests for changes.

        5.13 Home Office Lease. Seller agrees to complete the build-out of the improvements set forth on Schedule 5.13 in connection with Seller's corporate offices located at 2230 Barrington Avenue, Los Angeles, California (the "Corporate Offices"), in exchange for which, Buyer will assume the obligations under the leases governing the Corporate Offices; provided that Seller will not be required to complete the screening rooms at the Corporate Offices and that Seller will not be required to spend more than $50,000 from the date of this Agreement to complete such build-out.


SECTION 6.     CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE.

               The obligation of Buyer to close shall be subject to the following conditions precedent:

        6.1 Fulfillment of Covenants. Seller shall have performed and complied in all material respects with all covenants, obligations and agreements as set forth in this Agreement to be so performed or complied with by it at or prior to the Closing, and Seller shall deliver to Buyer a certificate dated as of the Closing Date executed by an executive officer of Seller so stating.

        6.2 Representation and Warranties. The representations and warranties of Seller contained in this Agreement shall be complete and accurate in all material respects on the date when made and shall also be accurate on the Closing Date to the same extent as if made on such date. Seller shall deliver to Buyer a certificate dated the Closing Date and executed by an executive officer of Seller stating that said representations and warranties are true, correct and accurate in all material respects on the date hereof and as of the Closing Date and that all covenants, agreements and conditions required by this Agreement to be performed by Seller prior to Closing have been performed on or prior to the Closing Date.

        6.3 Corporate Approval. Buyer shall have received a copy of the resolution of the Board of Directors of Seller, certified by its Secretary or an Assistant Secretary, authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

        6.4 Opinion of Seller's Counsel. At the Closing Date there shall have been delivered to Buyer an opinion from counsel for Seller, dated as of the Closing Date, acceptable to counsel for Buyer, to the effect that:

               (a) Seller is a corporation duly incorporated and validly existing in good standing under the laws of the State of California. Seller has corporate power and authority to own its properties and to conduct its business. Seller is qualified to do business and in good standing in each jurisdiction in which a Theater is located;

               (b) The execution of this Agreement and the Other Instruments by Seller, the delivery to Buyer, and the performance of their respective terms have been duly authorized by Seller;

               (c) No authorization, approval, consent or license of any regulatory body or authority is required for the sale and delivery of the Assets, which has not been obtained;

               (d) The consummation of this Agreement will not and does not violate (i) the Articles of Incorporation or Bylaws of Seller, (ii) breach or cause a default under any term or provision of any material contract identified to such counsel by Seller as one to which Seller is a party or by which any of Seller's assets are bound; or (iii) violate any judgment, decree, injunction, writ or order identified to such counsel by Seller as applicable to Seller; or (iv) breach or violate any law, rule or regulation applicable to Seller; and

               (e) Each of this Agreement and the Other Instruments to which Seller is a party is a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms; subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and other customary exceptions reasonably acceptable to Buyer's counsel.

        6.5 No Material Adverse Changes. No occurrence constituting or having a Seller Material Adverse Effect shall have occurred.

        6.6 Documents. All documents required by this Agreement to be delivered by Seller to Buyer at the Closing shall be in substance reasonably satisfactory to Buyer and shall have been executed and delivered to Buyer.

        6.7 Consents and Approvals. The waiting period under the HSR Act shall have expired. All licenses, permits, consents, approvals and authorizations of all third parties and governmental bodies and agencies required by this Agreement shall have been obtained and provided to Buyer.

        6.8 Certain Real Estate Documents. Seller shall use its reasonable good faith efforts to have delivered to Buyer the consents referred to in Section 5.3 (the "Consents"), Estoppel Certificates, Non-Disturbance Agreements and Memoranda of Lease in the forms of Exhibit "D", Exhibit "E" and Exhibit "F" hereto, respectively, from lessors and mortgagees, respectively, with respect to each of the real property leases listed on Schedule 1.1(d) with such changes requested by such lessors and mortgagees, respectively, agreed to in the reasonable discretion of Buyer.

        6.9 No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry, injunction, writ or preliminary restraining order or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree which (a) seeks to restrain or prohibits the consummation of the transactions contemplated hereby or (b) might have a Seller Material Adverse Effect.

        6.10 Non-Compete. Buyer and Metromedia shall have executed and delivered a mutually satisfactory non-compete agreement.

        6.11 Audited Financial Statements. Seller shall have delivered to Buyer by December 31, 1997 the consolidated balance sheet, statement of income and statements of cash flows of Landmark, at and for the fiscal years ended March 31, 1995 and 1996 and for the nine month period ending December 31, 1996, accompanied by the unqualified audit opinion of a "Big Six" accounting firm (the "Audited Financials"). Such Audited Financials will be the same in all material respects as the Unaudited Financials, fairly present the consolidated financial position, results of operations and cash flows of Landmark in accordance with generally accepted accounting principles ("GAAP") on a consistent basis. Buyer shall reimburse Seller fifty percent (50%) of all costs incurred by Seller solely in connection with the preparation of such Audited Financials in connection with the transaction contemplated by this Agreement.

SECTION 7. CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER AND METROMEDIA TO CLOSE.

               The obligation of Seller to close shall be subject to the following conditions precedent:

        7.1 Fulfillment of Covenants. Buyer shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be so complied with by it at or prior to the Closing, and Buyer shall deliver to Seller a certificate executed by an executive officer of Buyer so stating.

        7.2 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects on the Closing Date to the same extent as if made on such date, and Buyer shall deliver to Seller a certificate dated on the Closing Date executed by its President or Vice President and its Secretary or an Assistant Secretary or its Treasurer stating that said representations and warranties are accurate in all respects as of the Closing Date and that all conditions precedent to Closing to be performed by Buyer shall have been performed.

        7.3 Corporate Approval. Seller shall have received a certified copy of the resolutions of the Board of Directors of Buyer, certified by its Secretary or an Assistant Secretary, authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 8. TERMINATION.

        In addition to any other provision in this Agreement, this Agreement may be terminated at any time (i) by mutual consent of all parties, (ii) by either Buyer or Seller at any time in the event of a breach of the other which remains uncured for thirty (30) days after notice in writing of such breach, (iii) by Buyer pursuant to Section 5.6, or (iv) by either Buyer or Seller at any time after March 31, 1998.

SECTION 9. INDEMNIFICATION.

        9.1 Survival of Representations and Agreements. The representations and warranties and agreements made herein are true and binding as of the date hereof and shall continue in full force and effect for two (2) years after the Closing Date notwithstanding any investigations which may have been made by any of the parties prior thereto. Any Claim Notice (as defined in Section 9.5) must be given within said 2 years.

        9.2 Seller's and Metromedia's Agreement to Indemnify. Each of Seller and Metromedia, jointly and severally, shall indemnify, defend, save and hold harmless Buyer and its affiliates from any liability, damage, deficiency, loss, cost or expense, including reasonable attorney fees and any costs of investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Seller in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; (iii) any liability arising from the operation of the Theaters on or prior to the Closing Date; (iv) any liability arising from a written claim, action, notice of investigation, notice of intent to bring an action or written threat to bring an action in connection with any alleged ADA violation at any Theater (excluding the Waltham and/or St. Louis Theaters if Buyer has exercised its rights under Section 5.12 with respect thereto); (v) any liability imposed upon or resulting from any claims against Buyer by the Transition Employees for severance or other termination compensation in connection with their termination by Buyer; or (vi) any Excluded Liabilities.

        9.3 By Buyer. Buyer shall indemnify and save and hold harmless Seller and its affiliates from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer in or pursuant to this Agreement, (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement, or (iii) any liability arising from the operation of the Theaters on or after the Closing Date.

        9.4 Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

        9.5 Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this
Article 9; provided that such notice must be given within two (2) years after the Closing Date. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to assume the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice (which shall be reasonably acceptable to the indemnified party) to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim will occur on or at any Theater or is reasonably expected to have a material adverse effect on the indemnified party's business operations, then, notwithstanding the foregoing, the indemnified party shall have the right to control such remediation or resolution, including without limitation to assume the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this
Article 9 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

        9.6 Limitations. Neither Buyer nor Seller shall be liable to the other under this Article 9 for any Damages until the amount otherwise due the party being indemnified exceeds one percent (1%) of the Purchase Price in the aggregate, in which case such indemnifying party will be liable to the indemnified party for all such amounts, in excess of the first one percent (1%) of the Purchase Price; provided, however, that this limitation shall not apply with respect to Damages or Claims arising out of a breach of a representation or warranty contained in Sections 3.16, 3.17 or 3.18; provided, further that this limitation shall not apply with respect to any damages set forth in Sections 9.2(iv) or (v). In addition, except for Damages or Claims arising out of a breach of a representation or warranty contained in Section 3.16, 3.17 or 3.18, Seller shall have no liability for indemnification in excess of one half of the Purchase Price. In connection with Damages or Claims arising out of a breach of a representation or warranty contained in Section 3.16, 3.17 or 3.18, Seller shall have no liability for indemnification in excess of the Purchase Price.

        9.7 Liability and Remedies, etc. No individual representative of any party shall be personally liable for any Damages under the provisions contained in this Article 9. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement. The term "Damages" as used in this Article 9 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery. Seller's obligation to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law.

SECTION 10. MISCELLANEOUS.

        10.1 Reformation and Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

        10.2 Relief. Seller acknowledges and agrees that in view of the uniqueness of Seller's business at the Theaters, damages at law would be insufficient for breach of any of Seller's covenants to sell the Assets to Buyer. Accordingly, Seller agrees that in the event of a breach or threatened breach by Seller of such provisions, Buyer shall be entitled to seek equitable relief in the form of an injunction to prevent irreparable injury. Nothing herein shall be construed as prohibiting Buyer from pursuing any remedies, including damages, for breach or threatened breach of this Agreement.

        10.3 Further Assurances. Each party hereto shall, from time to time after the Closing, at the request of any other party hereto and without further consideration, execute and deliver such other instruments of conveyance, assignments, transfer and assumption, and take such other actions, as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement. Seller acknowledges that prior to and/or after the Closing Date, Buyer may be required by securities and accounting regulations, or may elect for other business reasons, to engage an independent public accounting firm to audit the financial statements of the Business for periods prior to or including the Closing Date. Seller agrees to cooperate with Buyer in the preparation of such financial statements and the conduct of such audit, including without limitation, by providing access to all relevant books, records, files and other data (whether in written or computer-readable form) of Seller (or, at Buyer's request and at Buyer's expense, by providing copies of such books, records, files and other date.)

        10.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or by cable, telex, telegram or facsimile transmission (receipt confirmed), or delivered by hand or by overnight or similar delivery service, fees prepaid, to the party to whom it is to be given at the address of such party set forth below or to such other address for notice as such party shall provide in accordance with the terms of this section. Except as otherwise specifically provided in this Agreement, notice so given shall, in the case of notice given by certified mail (or by such comparable method) be deemed to be given and received three business days after the time of certification thereof (or comparable act), in the case of notice so given by overnight delivery service, on the date of actual delivery, and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery. Any party hereto may change the address designated for notice by written notice to the other party.

               To:    Seller

                      Metromedia International Group, Inc.
                      One Meadowlands Plaza
                      East Rutherford, New Jersey  07073
                      Attention: General Counsel
                      Telecopy:  (201) 531-2803

               To:    Buyer

                      Silver Cinemas, Inc.
                      4004 Beltline Road, Suite 205
                      Dallas, Texas  75244
                      Attention:  Steven L. Holmes and Thomas J. Owens
                      Telecopy:  (972) 503-9864

        10.5 Expenses. Except as set forth in this Section 10.5, each party hereto shall bear its or his own costs and expenses incurred pursuant to this Agreement and the transactions contemplated hereby and all investigations and proceedings in connection therewith, including without limitation, fees and expenses of their respective counsel and accountants ("Expenses"). If the Closing does not occur due to a violation of Section 5.5 of this Agreement, (i) Seller will, in addition to bearing its own Expenses, the Seller will promptly reimburse Buyer for its Expenses, and (ii) Buyer will be free to seek additional damages for breach of this Agreement.

        10.6 Entire Agreement. This Agreement, together with the Schedules referred to herein which are incorporated herein by this reference, and the other documents, instruments, certificates and agreements referred to herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and understandings and agreements.

        10.7 Governing Law. The parties hereto agree that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws rules or choice of laws rules thereof.

        10.8 Number and Gender of Words. When the context so requires in this Agreement, words or gender shall include either or both of the other genders and the singular number shall include the plural. Whenever the term "Seller's knowledge" or a similar term is used in this Agreement it shall include the actual knowledge of Steve Gilula, Bert Manzari, Paul Richardson, Janet Grumer and Gary Cann and the knowledge that reasonably could have been obtained by such persons through a diligent inquiry of their personnel and files.

        10.9 Assignability and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns. Unless specifically provided otherwise in this Agreement, this Agreement and the rights and obligations hereunder are not assignable without the express written consent of all parties hereto.

        10.10 Amendments. This Agreement may not be modified, amended or supplemented except by a written agreement executed by all of the parties hereto.

        10.11 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

        10.12 Headings. The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

        10.13 Waiver. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the parties hereto.

        10.14 Third Parties. Except with respect to indemnification under
Section 9, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

        10.15 Public Announcements. Except as required by law, no press release or other public disclosure of the transactions contemplated by this Agreement will be made unless mutually agreed to by Buyer and Seller, which approval will not be unreasonably withheld. If Seller believes public disclosure is necessary as a result of Seller or its parent company being a public entity, Seller will provide Buyer with at least twenty-four hours prior opportunity to review and comment on the proposed disclosure.

        10.16 Purchase Agreement to Control. The terms and conditions of this Agreement shall control any conflicting terms and conditions set forth in any Exhibit to this Agreement.

                           [SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed on the day and year first above written.


METROMEDIA INTERNATIONAL GROUP, INC.



By:___________________________________
Name:_________________________________
Title:________________________________



LANDMARK THEATRE CORPORATION



By:____________________________________
Name:__________________________________
Title:_________________________________



SEVEN GABLES CORPORATION



By:____________________________________
Name:__________________________________
Title:_________________________________



PARALLAX THEATRE SYSTEMS, INC.



By:___________________________________
Name:_________________________________
Title:________________________________



                       [signatures continued on next page]

SAN FRANCISCO LANDMARK THEATRE CORPORATION



By:____________________________________
Name:__________________________________
Title:_________________________________



WISCONSIN REPERTORY CINEMAS, INC.



By:____________________________________
Name:__________________________________
Title:_________________________________



THE LANDMARK THEATRE GROUP



By:____________________________________
Name:__________________________________
Title:_________________________________




SILVER CINEMAS, INC.



By:_____________________________________
Name:___________________________________
Title:__________________________________

                                    EXHIBIT A

                                  BILL OF SALE

               For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, [SELLER] a __________ corporation ("Seller"), does hereby grant, bargain, transfer, sell, assign, convey and deliver to Silver Cinemas, Inc., a Delaware corporation ("Buyer"), all right, title and interest in and to the Assets (as such term is defined in the Agreement for the Purchase and Sale of Assets dated as of December ___, 1997, by and between Buyer and Seller (the "Agreement"). Buyer hereby acknowledges that Seller is making no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Agreement. Seller for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, transferred and delivered by this Bill of Sale.

               This Bill of Sale is executed and delivered by Seller pursuant to the Agreement.

               Executed at _________________, this ______ day of ________, 1998.

                                    [SELLER'S NAME]


                                    By __________________________
                                    Its__________________________

STATE OF _____________________      )
COUNTY OF ____________________      ) ss.

On _______________________, before me, ___________________, personally appeared
____________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

_________________________________                  [SEAL]
  Notary Public in and for said
         County and State